UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Cornerstone Realty Income Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORNERSTONE REALTY INCOME TRUST, INC.

Notice of Annual Meeting of Shareholders

to be held on Thursday, May 22, 2003

The Annual Meeting of Shareholders of Cornerstone Realty Income Trust, Inc. (the “Company”) will be held at The Woman’s Club, 211 East Franklin Street, Richmond, Virginia 23219 on Thursday, May 22, 2003 at 2:00 p.m. for the following purposes:

1.    To elect three (3) directors, each of whom will serve for a three-year term; and

2.    To transact such other business as may properly come before the meeting.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 31, 2003, you are entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously returned a proxy card.

A proxy card for voting your shares is located in the envelope in which these proxy materials were mailed. If necessary, an additional proxy card may be obtained by calling Mr. Mark M. Murphy, Senior Vice President of Corporate Services, at (804) 643-1761.

By Order of the Board of Directors

J. Philip Hart

Secretary

April 18, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

CORNERSTONE REALTY INCOME TRUST, INC.

PROXY STATEMENT

DATED

APRIL 18, 2003

Annual Meeting of Shareholders

To Be Held

May 22, 2003

General

The enclosed proxy is solicited by the management of Cornerstone Realty Income Trust, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at The Woman’s Club, 211 East Franklin Street, Richmond, Virginia 23219 on Thursday, May 22, 2003 at 2:00 p.m. (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the election of the persons named therein as directors.

This proxy statement and the enclosed proxy were mailed on or about April 18, 2003 to the common shareholders at the close of business on March 31, 2003 (the “Record Date”). On such mailing date, the Company also mailed its Annual Report, which includes audited consolidated financial statements for the year ended December 31, 2002 (the “Annual Report”), to each common shareholder on the Record Date.

At the close of business on the Record Date, a total of 49,466,120 common shares of the Company (the “Common Shares”) were outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting. The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

Company Information

The mailing address of the Company is 306 East Main Street, Richmond, Virginia 23219. Notice of revocation of proxies should be sent to the Company, Attn: Mr. Mark M. Murphy, Senior Vice President of Corporate Services, 306 East Main Street, Richmond, Virginia 23219. The Company is a real estate investment trust, or “REIT,” for federal income tax purposes. The Common Shares trade under the symbol “TCR” on the New York Stock Exchange.

The Company will be responsible for the costs of the solicitation set forth in this proxy statement. The Annual Report includes (except for Exhibits), the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2002. The Company’s Annual Report on Form 10-K also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at http://www.sec.gov.

Ownership of Equity Securities

The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

On the Record Date, the Company had a total of 49,466,120 issued and outstanding Common Shares. There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date, except as shown in the table below:

Security Ownership of Certain Beneficial Owners
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Shares(2)	Percent of Class
Glade M. Knight 306 East Main Street Richmond, Virginia 23219	3,321,860	6.60%

(1)	Individual named is a director and executive officer.
(2)	Includes 829,211 Common Shares that may be acquired upon the exercise of stock options.

On the Record Date, the following equity securities were beneficially owned by directors and executive officers of the Company and by nominees for election as directors at the Annual Meeting:

Security Ownership of Management

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Common Shares (2)	Percent of Class
Glenn W. Bunting, Jr.	63,949	*
Kent W. Colton	15,527	*
Leslie A. Grandis	64,294	*
Glade M. Knight	3,321,860	6.60%
Penelope W. Kyle	65,883	*
Stanley J. Olander, Jr.	538,112	1.08%
Harry S. Taubenfeld	107,639	*
Martin Zuckerbrod	107,692	*
Debra A. Jones	377,391	*
Above directors and executive officers as a group	4,662,347	9.30%

* Less than one percent of outstanding Common Shares.

(1)	All individuals listed in the table except Debra A. Jones are directors.
(2)	Amounts shown include the Common Shares that may be acquired upon the exercise of options, as follows: (a) Messrs. Bunting and Grandis and Ms. Kyle – 60,452 Common Shares each; (b) Mr. Knight – 829,211 Common Shares; (c) Mr. Olander – 304,310 Common Shares; (d) Ms. Jones – 144,310 Common Shares; (e) Messrs. Taubenfeld and Zuckerbrod – 86,536 Common Shares each; and (f) Mr. Colton – 14,602 Common Shares. Amounts shown in table reflect Common Shares as to which the named individual has sole voting and investment power, or joint power with his or her spouse or minor children, if any.

Election of Directors

Nominees.    Three (3) individuals have been nominated for election at the Annual Meeting to the Company’s Board of Directors. If elected, the Board would continue to consist of eight directors. The following table lists the nominees for election to the Board of Directors and indicates the length of the terms they would have if elected:

Nominee for Election to Board of Directors	Length of Term, if Elected(1)
Kent W. Colton.	Three-year term expiring in 2006
Stanley J. Olander, Jr.	Three-year term expiring in 2006
Martin Zuckerbrod	Three-year term expiring in 2006

(1)	Term would extend until the Annual Meeting of Shareholders for the year shown, or until a successor is duly elected and qualified, except in the event of prior resignation, death or removal.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed. If any nominee ceases to be available for election as a director, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would cause any nominee to be unavailable for election as a director. All of the nominees are now members of the Board of Directors and have been nominated by action of the Board of Directors. If a quorum is present, a total of three positions on the Board of Directors will be filled by the election of the three properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if the nominees do not receive a majority of all votes represented and entitled to be cast.

A shareholder who wishes to abstain from voting on the election of directors may do so by specifying, as provided on the enclosed proxy, that authority to vote for any or all of the nominees is to be withheld. By withholding authority in this manner, the Common Shares that otherwise could be voted by such shareholder will not be included in determining the number of Common Shares voted for such nominees. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder indicating that less than all of the Common Shares of the record shareholder on the Record Date are to be voted on a particular matter. All Common Shares that are not voted will be treated as Common Shares as to which voting authority has been withheld.

Below is a list of the nominees, their ages and the respective years of their election to the Board of Directors of the Company, together with a brief description of their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.

Kent W. Colton, 59, has been Senior Scholar of the Joint Center for Housing at Harvard University since 1999. He is president of KColton LLC, a consulting and housing research company in McLean, Virginia, and serves as a member of the Millennial Housing Commission, which was established by Congress to examine national housing policy. From April 1984 through May 1999, he was executive vice president and chief executive officer of the National Association of Home Builders. Mr. Colton was first elected to the Company’s Board of Directors in 2001.

Stanley J. Olander, Jr., 48, is a director, Chief Financial Officer, Executive Vice President, and President of Capital Markets of the Company. From June 1991 through August 1996, Mr. Olander was employed by Cornerstone Realty Group, Inc. Mr. Olander has been the Company’s Chief Financial Officer since September 1, 1996, and serves in that capacity under an employment agreement which has a five-year term ending on September 30, 2006. Mr. Olander was first elected to the Company’s Board of Directors in 1992.

Martin Zuckerbrod, 72, is a director of the Company. He has practiced law since 1956, and has been involved in mortgage and real estate investment activities in the firm of Zuckerbrod & Taubenfeld of Cedarhurst,

New York since 1959. Mr. Zuckerbrod’s areas of professional concentration are real estate and commercial law. Mr. Zuckerbrod also serves as a judge in theVillage of Cedarhurst, New York. Mr. Zuckerbrod was first elected to the Company’s Board of Directors in 1992.

MANAGEMENT RECOMMENDS A VOTE “FOR”

EACH OF THE ABOVE NOMINEES.

Other Directors and Officers.    The following individuals constitute the directors of the Company whose terms expire after 2003 and the executive officers of the Company.

Glenn W. Bunting, Jr., 58, has been President of American KB Properties, Inc., which develops and manages shopping centers, since 1985. He has been President of G.B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. Mr. Bunting was first elected to the Company’s Board of Directors in 1993. His current term as a director expires in 2005.

Leslie A. Grandis, 58, has been a partner in the law firm of McGuireWoods LLP in Richmond, Virginia since 1974. His law practice concentrates on mergers and acquisitions, corporate finance and securities law. He is a director of Markel Corporation and CSX Trade Receivables Corporation. Mr. Grandis was first elected to the Company’s Board of Directors in 1993. His current term as a director expires in 2005.

Glade M. Knight, 59, is Chairman, Chief Executive Officer and President of the Company. He was first elected to the Company’s Board of Directors in 1989. Mr. Knight is the founder, Chairman of the Board and Chief Executive Officer of three extended-stay hotel REITs, consisting of Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple Suites, Inc. (which was acquired by Apple Hospitality Two, Inc. during the first quarter of 2003). Mr. Knight has an employment agreement with the Company that is renewable annually for a fixed number of one-year terms, the last of which would expire on September 30, 2006. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of and active lecturer for the university’s Entrepreneurial Department of the Graduate School of Business Management. His current term as a director expires in 2005.

Penelope W. Kyle, 55, is a director of the Company. She has been the director of the Virginia Lottery since September 1, 1994. Ms. Kyle worked in various capacities for CSX Corporation and its affiliated companies from 1981 until August 1994. She served as Vice President, Administration and Finance for CSX Realty, Inc. beginning in 1991, as Vice President, Administration for CSX Realty, Inc. from 1989 to 1991, and as Assistant Vice President and Assistant to the President for CSX Realty, Inc. from 1987 to 1989. Ms. Kyle was first elected to the Company’s Board of Directors in 1993. Her current term as a director expires in 2004.

Harry S. Taubenfeld, 73, is a director of the Company. He has practiced law since 1956, and has been involved in mortgage and real estate investment activities in the firm of Zuckerbrod & Taubenfeld of Cedarhurst, New York since 1959. Mr. Taubenfeld concentrates on real estate and commercial law. Mr. Taubenfeld is a Trustee of the Village of Cedarhurst, New York, and a past President of the Nassau County Village Officials. Mr. Taubenfeld was first elected to the Company’s Board of Directors in 1992. His current term as a director expires in 2004.

Debra A. Jones, 48, is the Chief Operating Officer and an Executive Vice President of the Company. From June 1991 through August 1996, Ms. Jones was employed by Cornerstone Realty Group, Inc. Ms. Jones has been the Company’s Chief Operating Officer since September 1, 1996, and serves in such capacity under an employment agreement which has a five-year term ending on September 30, 2006.

Committees of the Board

The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee as its standing committees. The Board of Directors has no nominating committee.

The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically denied to the Committee under the Company’s bylaws. The Board of Directors has adopted a written charter for its Audit Committee (a copy of which was attached as an appendix to the Company’s proxy statement for its 2001 annual meeting of shareholders). The Audit Committee recommends to the Board of Directors (which annually ratifies) the level of distributions to shareholders and has the other functions and responsibilities set forth in the Audit Committee Charter. The Compensation Committee administers the Company’s incentive and stock option plans, and oversees the compensation and reimbursement of directors and executive officers of the Company. Separate reports by the Compensation Committee and the Audit Committee appear in other sections below.

The Board of Directors held a total of seven meetings during 2002 (including regularly scheduled and special meetings). The table below shows both the membership of the Company’s standing committees and the number of meetings held by those committees during 2002:

	Members of Committee	Number of Committee Meetings During 2002
Executive Committee	Glenn W. Bunting, Jr. Glade M. Knight Harry S. Taubenfeld Martin Zuckerbrod	2
Audit Committee	Glenn W. Bunting, Jr. Leslie A. Grandis Penelope W. Kyle	7
Compensation Committee	Leslie A. Grandis Kent W. Colton Penelope W. Kyle	2

The Board of Directors, in its business judgment, determined in 2002 that all members of the Audit Committee (as identified above) are “independent,” as defined in the applicable listing standards of the New York Stock Exchange.

In 2002, each director attended at least 75% of the total number of those meetings of the Board of Directors that were held during the period in which he or she was a director. In addition, each director who served on a committee of the Board attended at least 75% of the total number of those meetings that were held by all applicable committees during the periods in which he or she served.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee includes Leslie A. Grandis and Penelope W. Kyle. Mr. Grandis is also a partner in the law firm of McGuireWoods LLP, which serves as counsel to the Company. The representation of the Company by McGuireWoods LLP is expected to continue in 2003. Ms. Kyle’s husband is also a partner in McGuireWoods LLP.

Compensation of Directors

During 2002, the directors of the Company were compensated as follows:

All Directors.    All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

Non-Employee Directors.    The non-employee directors (who consist of all directors other than Messrs. Knight and Olander) received annual directors’ fees of $12,000, with $6,000 payable in cash and the balance payable in Common Shares (valued at the current market price at the time of issuance), plus $1,000 for each meeting of the Board and $100 for each committee meeting attended. Non-employee directors received an additional $1,000 for serving on the Executive Committee. Under the Company’s 1992 Non-Employee Directors Stock Option Plan, each non-employee director received options to purchase 9,602 Common Shares, exercisable at $10.80 per Common Share.

Employee Directors.    The directors who are also employees of the Company (Messrs. Knight and Olander) received no compensation from the Company for their services as directors.

Executive Officers

The Company’s executive officers are Glade M. Knight, Debra A. Jones and Stanley J. Olander, Jr. Information about them is set forth above under the caption “Election of Directors.”

Compensation of Executive Officers

General.    The following table sets forth the compensation paid by the Company for each of the last three completed fiscal years to its Chief Executive Officer and to all executive officers of the Company whose total salary and bonus exceeded $100,000 during the last completed fiscal year (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation (1)				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Com- pensation ($)	Restricted Share Awards ($) (2)	Securities Underlying Options
Glade M. Knight,	2002	$250,000	—	—	—	—
Chairman and	2001	220,000	105,000	—	$250,000	—
Chief Executive Officer	2000	210,000	—	—	—	200,000

Debra A. Jones,	2002	$190,000	—	—	—	—
Chief Operating Officer	2001	137,500	60,000	—	$220,000	—
	2000	120,000	—	—	—	160,000

Stanley J. Olander, Jr.,	2002	$190,000	—	—	—	—
Chief Financial Officer	2001	137,500	60,000	—	$220,000	—
	2000	120,000	—	—	—	160,000

(1)	Bonuses may be awarded in 2003 and in future years in the discretion of the Board of Directors or its Compensation Committee. The Company provides each of the Named Executive Officers with the use of a Company automobile, and pays premiums for their term life, disability and health insurance. The value of such items was below the lesser of either (a) $50,000 or (b) 10% of the total salary and bonus of the Named Executive Officer in 2002.
(2)	The restricted Common Shares issued in 2001 were approved for issuance under the Company’s 1992 Incentive Plan in late 2000, based on 1999 performance. During 2001, such issuances were as follows: (a) Mr. Knight – 23,536 restricted Common Shares; and (b) each of Ms. Jones and Mr. Olander – 20,712 restricted Common shares. Dividends are paid on all restricted Common Shares issued to the Named Executive Officers. Pursuant to the terms of the issuance, the shares vest over four years, with one-fifth vesting at issuance and one-fifth vesting on each of the next four anniversaries. Generally, if the holder of such restricted Common Shares ceases to be an employee of the Company for any reason other than death or permanent disability, the unvested portion of the restricted Common Shares will revert to the Company.

The Company did not grant any options for the purchase of Common Shares to the Named Executive Officers in 2002. The following table sets forth information with respect to those Named Executive Officers holding options for the purchase of Common Shares during 2002:

Aggregated Option Exercises In 2002 And 2002 Year-End Option Values

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End	Value of Unexercised In-the-Money Options at Year End
Name			Exercisable/ Unexercisable (1)	Exercisable/ Unexercisable ($)
Glade M. Knight (2)	—	—	829,211	n/a
Debra A. Jones	—	—	144,310	n/a
Stanley J. Olander, Jr.	—	—	304,310	n/a

(1)	All options held by the named individuals were exercisable at December 31, 2002. On such date, the closing price per Common Share was $9.96. Such options were granted in various amounts on different dates and at different exercise prices. The exercise prices range from a minimum of $10.62 to a maximum of $12.06, except in the case of the Award Options (see note (2) below).

(2)	In 1999, Mr. Knight was granted options (“Award Options”) to purchase 348,771 of the Company’s Common Shares at an exercise price of $10.125. These options represent a “rollover” of certain options previously held by Mr. Knight with respect to common shares in Apple Residential Income Trust, Inc. (which the Company acquired by merger in 1999). If a triggering event occurs, the exercise price will be $1.00 per common share for 180 days following the triggering event. A triggering event means the occurrence of certain events, defined in the option agreement, reflecting a change or prospective change in control of the Company. If a triggering event occurs, and Mr. Knight either elects not to, or otherwise fails to, exercise any exercisable Award Options, then the Company must pay to Mr. Knight the difference between the exercise price and the value of the common shares that would be obtained upon exercise. If the exercise or the receipt of payment in lieu of such exercise subjects the holder to an additional penalty tax under the Internal Revenue Code, the Company will pay to the holder an additional amount to offset the penalty tax.

Employment Agreements.    Each of Glade M. Knight, Stanley J. Olander, Jr. and Debra A. Jones has entered into an employment agreement with the Company, effective October 1, 2001. Mr. Knight’s employment agreement is renewable annually for a fixed number of one-year terms, the last of which would expire on September 30, 2006. The employment agreements with Ms. Jones and Mr. Olander have five-year terms ending on September 30, 2006. Mr. Olander and Ms. Jones are obligated to devote all of their business time to the Company. Mr. Knight is not similarly restricted, although he has agreed to devote as much of his attention and energies to the business of the Company as is reasonably required in his judgment and that of the Board of Directors.

Mr. Knight’s employment agreement contains a limited covenant not to compete or interfere. His agreement provides that he will not, either during his employment or for a period of one year thereafter, either own, be employed by, or be connected in any manner with a business that owns, operates or manages multi-family residential real property in the states in which the Company operates. Furthermore, he has agreed not to solicit any person employed by the Company to leave such employment for employment with a competing business. Notwithstanding the foregoing, Mr. Knight is permitted to pursue other ventures, including real estate ventures, except as expressly prohibited by the covenant not to compete. The employment agreements for each of Ms. Jones and Mr. Olander contain a similar covenant not to solicit employees of the Company, but do not contain the anti-competition covenant described above.

Each employment agreement terminates automatically upon the officer’s death. The Company is obligated to pay to the decedent’s personal representative an amount equal to the decedent’s current annual salary in a one-time lump sum payment.

The Company may terminate the officer’s employment and the Company’s obligations under the employment agreement in the event of the “disability” of the officer or for “cause,” as defined in the agreement. “Disability” means inability to perform the essential functions of the position, after reasonable accommodation in accordance with the Americans with Disabilities Act, if such a disability results from a physical or mental impairment which can be expected to result in death or to continue for at least six consecutive months. In the event of termination for disability, the Company must pay the officer or his representative an amount equal to the officer’s current annual salary in a one-time lump sum payment. “Cause” is defined in the employment agreement as including continued or deliberate neglect of duties, willful misconduct of the officer injurious to the Company, violation of any code or standard of ethics applicable to Company employees, active disloyalty to the Company, conviction of a felony, habitual drunkenness or drug abuse, excessive absenteeism unrelated to a disability, or breach by the officer of the employment agreement. If the Company terminates the officer for “cause,” it will have no further obligation to the officer except under any applicable benefits policy or as otherwise provided by law.

Change in Control Agreements.    Effective August 1, 2000, the Company entered into separate Change in Control Agreements with each of Glade M. Knight, Stanley J. Olander, Jr. and Debra A. Jones (each of whom is defined as an “Executive” thereunder). These Change in Control Agreements provide for certain payments in the event that the Company terminates an Executive’s employment other than for Cause (as defined therein) or an Executive terminates employment for Good Reason (as defined in therein). Such payments from the Company to the Executive would be follows:

(a) the Executive’s salary and any accrued paid time off through the date of the change in control;

(b) the Executive’s annual bonus for the calendar year immediately preceding the calendar year in which the change in control occurs multiplied by a fraction in which the numerator is the number of days employed by the Company during the change of control year and the denominator is 365;

(c) all amounts previously deferred by the Executive under any nonqualified compensation plan sponsored by the Company together with any accrued earnings thereon; and

(d) for Stanley J. Olander, Jr. and Debra A. Jones, the greater of $1,250,000, or three times the sum of the annual base salary and the annual bonus (as such amounts are defined therein) or in the case of Glade M. Knight, the greater of $2,525,000, or three times the sum of the annual base salary and the annual bonus. The Change of Control Agreements define annual base salary as twelve times the Executive’s highest monthly base salary and define annual bonus as the largest annual bonus paid to the Executive during the 36-month period immediately preceding the month of the effective date of the change in control.

The Change of Control Agreements also provide a gross-up payment to the Executives. This payment is intended to compensate the Executive for any and all taxes due under Section 4999 of the Internal Revenue Code or any other federal, state and local tax payable by the Executives as a result any payment received under the Change in Control Agreements.

Compensation Committee Report

The Compensation Committee determines compensation arrangements for the Company’s executive officers and administers the Company’s 1992 Incentive Plan, as amended, under which options for Common Shares and restricted Common Shares may be issued to eligible officers and employees.

In 2001, the Company entered into new employment agreements (as described above) with Mr. Knight, Ms. Jones and Mr. Olander, with the approval of the Compensation Committee. Under the employment agreements, the Company is required to review the performance of the executive officer at the end of each fiscal year of the Company and, in its sole discretion and based on the executive officer’s performance and the financial condition of the Company, may either maintain or increase the executive officer’s salary. Each employment agreement provides that the executive officer is eligible for an annual bonus and for an award of options for Common Share and a grant of restricted Common Shares. Mr. Knight’s employment agreement is renewable annually for a fixed number of one-year terms, the last of which would expire on September 30, 2006. Effective October 1, 2002, the Company extended the term of his employment agreement until September 30, 2003.

The Compensation Committee determined that the annual salaries for Mr. Knight, Ms. Jones and Mr. Olander for 2002 would be maintained at the same level that was in effect beginning October 1, 2001, which was the effective date of the new employment agreements with these executive officers. The Compensation Committee also determined that the Company would not pay bonuses or issue options or restricted Common Shares to the three executive officers for the year 2002.

As in past years, in determining compensation payable to the executive officers, the Compensation Committee considered a variety of factors, including the performance of such executive officers and the Company, the tenure of such executive officers and a review of comparable industry compensation. The Compensation Committee annually reviews the criteria to be used in determining salary increases and other compensation. The Compensation Committee generally seeks to establish and maintain criteria to help the Company achieve its business objectives by: (a) designing performance-based compensation standards that align the interests of management with the interests of shareholders; (b) providing compensation increases and incentive compensation that vary directly with both Company financial performance and individual contributions to that performance by the executive officer; and (c) linking executive officer compensation to elements that affect both short-and long-term Common Share price performance. As appropriate, the Compensation Committee will also consider whether compensation levels are sufficient to attract and retain superior executive officers in a competitive environment.

The other activities of the Compensation Committee in 2002 included the approval, in April 2002, of various changes to the Company’s 1992 Incentive Plan. These changes were described in detail in the Company’s Proxy Statement pertaining to the Company’s Annual Meeting of Shareholders held in 2002. All of the proposed changes were approved by the shareholders and were added to the Company’s 1992 Incentive Plan, as previously amended.

Leslie A. Grandis, Chairperson

Kent W. Colton

Penelope W. Kyle

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors. It operates under a written charter that was adopted by the Board of Directors on May 25, 2000, which is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission. The Committee’s primary function is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Ernst & Young, LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with senior management and with the independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is permitted by applicable laws and is compatible with maintaining the auditors’ independence, and has discussed with the auditors the auditors’ independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The activities of the Audit Committee during 2002 included receiving and discussing reports by senior management and by the independent auditors pertaining to certain financial reporting requirements imposed by, or that would in the future become effective under, the Sarbanes-Oxley Act of 2002. During the fourth quarter of 2002, Company management summarized for the Audit Committee steps it had undertaken to formalize its disclosure controls and procedures.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young, LLP has been carried out in accordance with generally accepted auditing standards.

Penelope W. Kyle, Chairperson

Glenn W. Bunting, Jr.

Leslie A. Grandis

Performance Graph

The following graph compares the cumulative total shareholder returns on the Common Shares, for the periods presented, to each of the Standard & Poor’s Composite Index of 500 Stocks, the Russell 2000 Index, and the SNL Multi-Family REITs Index (which is an index of 20 other REITs). The periods presented begin with December 31, 1997 (the closing date of the first year in which the Common Shares were traded on the New York Stock Exchange) and end on December 31, 2002 (the closing date of the Company’s most recent fiscal year). Prior to April 17, 1997, the Company’s Common Shares were not publicly traded in any established market.

The indicated values are based on share price appreciation plus dividends, which are assumed to be reinvested. The historical information set forth below is not necessarily an indication of future performance.

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Cornerstone Realty Income Trust, Inc.	100.00	95.45	98.92	118.83	141.36	111.05
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39
SNL Multi-Family REITs	100.00	91.40	100.62	135.67	149.68	141.06

Certain Relationships and Agreements

Messrs. Zuckerbrod and Taubenfeld, who are directors of the Company, are principals in the law firm of Zuckerbrod & Taubenfeld of Cedarhurst, New York, which acted as counsel to the Company in connection with the Company’s acquisition of certain of its real properties in 2002 and received legal fees for these services. This law firm is expected to render additional services on behalf of the Company in 2003 and to receive compensation for such services.

As noted above, under “Compensation Committee Interlocks and Insider Participation,” Mr. Grandis, who is a director of the Company, is also a partner in the law firm of McGuireWoods LLP, which serves as counsel to the Company and certain of its affiliates and which received legal fees for its services. Such representation is expected to continue in 2003. The husband of Penelope W. Kyle, who is a director of the Company, is a partner in McGuireWoods LLP.

During 2002, Mr. Knight served as Chairman and Chief Executive Officer of three extended-stay hotel REITs, Apple Hospitality Two, Inc. (formed in 2001), Apple Hospitality Five, Inc. (formed in 2002) and Apple Suites, Inc. (formed in 1999 and acquired by Apple Hospitality Two, Inc. as the result of a merger transaction during the first quarter of 2003). Mr. Knight continues to serve in such capacities on behalf of these other REITs. Mr. Knight also owns companies which provide services to these extended-stay hotel REITS. During 2002, the Company provided services to these other REITs (for real estate acquisitions and securities offerings, among other services) and received a total payment from them in the amount of approximately $563,140.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to file reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2002 each of its officers and directors complied with all such filing requirements, except (a) Glade M. Knight filed a Form 5 on February 14, 2003, reporting two transactions that were not reported on a timely basis, and an amended Form 5 on March 28, 2003, reporting one transaction that was not reported on a timely basis, and (b) Martin Zuckerbrod filed one late report on Form 4 on March 28, 2003, disclosing one transaction that was not reported on a timely basis.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission. There are no persons who held during 2002, or who held as of the Record Date, more than 10% of the outstanding Common Shares.

Independent Public Accountants

The firm of Ernst & Young LLP served as independent auditors for the Company in 2002. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders. The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent auditors for 2003, based on the recommendation of the Audit Committee. Independent accounting fees for the last fiscal year are shown in the table below:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$197,000	—	$36,200 *

*	Consists of audit-related services, including accounting consultation and services related to registration statements.

Matters to be Presented Next Year at the 2004 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2004 Annual Meeting of Shareholders must submit such proposal for inclusion in the Proxy Statement and Proxy Card to the Company at its principal office in Richmond, Virginia, by no later than December 20, 2003.

For shareholder proposals not included in the Company’s proxy statement for the 2004 Annual Meeting of Shareholders, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power under the circumstances set forth in Rule 14a-4(c) under the Securities Exchange Act of 1934, unless the shareholder making the proposal both notifies the Secretary of the Company of the proposal by March 4, 2004, and otherwise follows the procedures specified in such Rule.

Other Matters for the 2003 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

J. Philip Hart

Secretary

April 18, 2003

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

PROXY

CORNERSTONE REALTY INCOME TRUST, INC.

306 East Main Street

Richmond, VA 23219

This Proxy is solicited on behalf of Management

The undersigned hereby appoints J. Philip Hart, Mark M. Murphy and Martin B. Richards as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all common shares of Cornerstone Realty Income Trust, Inc. held by the undersigned on March 31, 2003, at the Annual Meeting of Shareholders to be held on May 22, 2003, or any adjournment thereof.

Management recommends a vote of “FOR” in item 1.

1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTIONS:    To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

Kent W. Colton, Stanley J. Olander, Jr. and Martin Zuckerbrod

(Continued on reverse side)

(Continued from reverse side)

2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

Please indicate whether you plan to attend the Annual Meeting in person:        ❒    Yes                    ❒    No

Please print exact name(s) in which shares are registered, and sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other entity, please sign in partnership or other entity name by authorized person.

Dated:                                                 , 2003

Printed Name

Signature

Signature if held jointly

Title of Signing Person (if applicable)

Please mark, sign, date and return the Proxy
Card promptly using the enclosed envelope.